Exhibit 99.1

Caterpillar Inc.
1Q 2009 Earnings Release

April 21, 2009

FOR IMMEDIATE RELEASE

Caterpillar Responds to Sharp Volume Decline
First-Quarter Loss, but Profitable Excluding Redundancy Costs

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) today reported a loss of $0.19 per share, down $1.64 per share from the first quarter of 2008.  Excluding redundancy costs, first quarter profit was $0.39 per share.  Redundancy costs related to reducing employment were $558 million before tax or $0.58 per share in the quarter.  Sales and revenues were $9.225 billion, down 22 percent from $11.796 billion in the first quarter 2008.

“These results demonstrate significant reduction in our cost structure as a result of swift deployment of the economic trough strategy we introduced in 2005.  I’m proud of Team Caterpillar’s response to these challenging economic conditions,” said Chairman and Chief Executive Officer Jim Owens.  “Our business units are making the tough decisions necessary to respond to this widespread and sharp global recession.  By taking aggressive and decisive actions now, we’re positioning the company not only for success in the short-term, but to be even more competitive in the long-term when the global economy recovers.  We were also pleased with the improvement in price realization during the quarter. It’s a testament to the value customers place on our products,” Owens added.

 “In addition to cost control, we’re very focused on maintaining our financial strength.  We expect to lower inventory by about $3 billion in 2009 and reduced it by $789 million in the first quarter.  Inventory management is a key element of the Caterpillar Production System using 6 Sigma, and we are pleased with the traction we’re gaining.  In this environment liquidity is a major focus, and as a result we’ve decided to hold more cash than usual.  While we do not anticipate the need to issue additional term debt during the remainder of the year, we may do so to maintain our liquidity position.  Maintaining Caterpillar’s financial strength through these very difficult times will allow us to emerge a stronger company,” Owens said.

The first-quarter loss of $112 million was down $1.034 billion from a $922 million profit in the first quarter of 2008.  The decrease was largely a result of lower sales and revenues and $558 million of redundancy costs.

“This is an extremely difficult time for employees affected by this severe economic downturn, and providing them with financial assistance and transitional support is important.  While redundancy costs have been a considerable expense, it’s the right thing to do for our people,” Owens said.

Outlook
The company is updating its outlook for 2009 as a result of weaker economic conditions.  We are now expecting 2009 sales and revenues to be in a range of plus or minus 10 percent around a midpoint of $35 billion.  The high degree of uncertainty in the global economy, the timing and impact of stimulus measures and the extent of dealer inventory reductions make it very difficult to forecast sales and revenues, making the outlook range wide.
The company expects to be profitable in 2009 throughout the sales and revenues outlook range excluding redundancy costs, and at the midpoint, expects profit of about $1.25 per share excluding redundancy costs.  Redundancy costs are expected to be about $0.75 per share for 2009 and, including these costs, we expect to earn about $0.50 per share at the midpoint.  Despite the lower sales and revenues outlook, we expect strong cash flow for the year and expect to strengthen our balance sheet.
“A great deal of uncertainty exists in the global economy, making it extremely difficult to know how our customers will respond during the remainder of 2009,” said Owens.  “One thing is clear, Team Caterpillar will remain focused on containing costs and reducing inventory,” Owens said.  “We will take action to keep Caterpillar lean, while at the same time making strategic product and operational investments to position Caterpillar for long-term success when the economy does recover.”

Notes:
-	Information on non-GAAP financial measures, including the treatment of redundancy costs in the first quarter and in the outlook, is included on page 25.
-	Glossary of terms is included on pages 23-24; first occurrence of terms shown in bold italics.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2008 sales and revenues of $51.324 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  http://www.cat.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," “would,” "expect," "anticipate," “should” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries Caterpillar serves including construction, infrastructure, mining, energy, marine and electric power generation; (iii) Caterpillar’s ability to manage material, including steel, and freight costs; (iv) Caterpillar’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) political stability; (viii) market acceptance of the company's products and services; (ix) significant changes in the competitive environment; (x) epidemic diseases; (xi) severe change in weather conditions negatively impacting operations; (xii) changes in law, regulations and tax rates; and (xiii) other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 20, 2009. This filing is available on our website at www.cat.com/sec_filings. We do not undertake to update our forward-looking statements.

Key Points
First Quarter 2009 (Dollars in millions except per share data)
	First Quarter 2009	First Quarter 2008	$ Change	% Change
Machinery and Engines Sales	$8,510	$10,979	$(2,469)	(22)%
Financial Products Revenues	715	817	(102)	(12)%
Total Sales and Revenues	9,225	11,796	(2,571)	(22)%
Profit (Loss)	$(112)	$922	$(1,034)	(112)%
Profit (Loss) per common share – diluted	$(0.19)	$1.45	$(1.64)	(113)%
Excluding Redundancy
Profit (Loss)	$237	$922	$(685)	(74)%
Profit (Loss) per common share – diluted	$0.39	$1.45	$(1.06)	(73)%

▪	First-quarter sales and revenues of $9.225 billion were 22 percent lower than the first quarter of 2008.

▪	As a result of recessionary conditions throughout much of the world, Machinery and Engines sales decreased $2.469 billion.

▪	Machinery sales decreased 29 percent, Engines sales were down 8 percent, and Financial Products revenues declined 12 percent from a year ago.

▪	Redundancy costs were $558 million before tax or $0.58 per share in the quarter.

2009 Outlook

▪
The company is updating its outlook for 2009 as a result of weaker global economic conditions, in particular more significant declines in the North American machinery industry, lower volume for mining products and large reciprocating engines and greater declines in dealer inventories.

▪	We now expect 2009 sales and revenues to be in a range of plus or minus 10 percent around a midpoint of $35 billion.

▪	The company expects to be profitable throughout the sales and revenues range excluding redundancy costs, and at the midpoint, expects profit of about $1.25 per share excluding redundancy costs.

-
Redundancy costs are expected to be about $700 million before tax for the full year of 2009.  This is an extremely difficult time for employees affected by this severe economic downturn, and providing them with financial assistance and transitional support is important.  While redundancy costs have been a considerable expense, it is the right thing to do for our people.  The costs include severance payments, charges for early retirement and healthcare and supplemental unemployment benefits.

-	Including redundancy costs, the full-year outlook for 2009 is about $0.50 per share at $35 billion sales and revenues.

▪	Despite the lower sales and revenues outlook, we expect strong cash flow for the year and expect to strengthen our balance sheet.

            A question and answer section has been included in this release starting on page 17.

DETAILED ANALYSIS
First Quarter 2009 vs. First Quarter 2008

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between first quarter 2008 (at left) and first quarter 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes the impact of consolidation of Caterpillar Japan Ltd. (Cat Japan) sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for first quarter 2009 were $9.225 billion, down $2.571 billion, or 22 percent, from first quarter 2008.  Machinery sales volume was down $2.159 billion and Engines volume declined $254 million.  Price realization improved $225 million and currency had a negative impact on sales of $281 million, primarily due to a weaker euro and British pound.  In addition, Financial Products revenues decreased $102 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Asia/ Pacific	% Change	Latin America	% Change
First Quarter 2009
Machinery	$5,342	(29)%	$2,216	(30)%	$1,258	(46)%	$1,178	(2)%	$690	(16)%
Engines [1]	3,168	(8)%	1,053	(13)%	1,235	(7)%	614	10%	266	(20)%
Financial Products [2]	715	(12)%	445	(13)%	120	(14)%	96	17%	54	(34)%
	$9,225	(22)%	$3,714	(24)%	$2,613	(31)%	$1,888	2%	$1,010	(18)%
First Quarter 2008
Machinery	$7,548		$3,180		$2,344		$1,206		$818
Engines [1]	3,431		1,208		1,331		559		333
Financial Products [2]	817		514		139		82		82
	$11,796		$4,902		$3,814		$1,847		$1,233

[1]	Does not include internal engines transfers of $436 million and $690 million in 2009 and 2008, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.
[2]	Does not include internal revenues earned from Machinery and Engines of $81 million and $95 million in 2009 and 2008, respectively.

Machinery Sales

Sales of $5.342 billion decreased $2.206 billion, or 29 percent, from first quarter 2008.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $2.450 billion, the result of the worst worldwide recession in the postwar period.

▪	Price realization increased $91 million.

▪	Currency decreased sales by $138 million.

▪	Geographic mix between regions (included in price realization) was $2 million unfavorable.

▪	The consolidation of Cat Japan sales added $291 million to sales.

▪
Recessionary conditions throughout much of the world caused machine demand to drop.  We allowed dealers to cancel orders to bring their inventories more in line with reduced demand.  Dealers reported inventory reductions of about $300 million during the first quarter.  During the first quarter of 2008, dealers increased inventories about $700 million.

▪
Absence of the dealer inventory build that occurred in the first quarter of 2008 combined with the reduction of $300 million in the first quarter of 2009 accounted for about $1 billion of the overall decline in volume.

▪	Economic output in the developed economies of Europe, Japan and the United States declined substantially. Housing construction collapsed, and nonresidential construction declined.

▪
Developing economies, while faring better, weakened.  Lower commodity prices and severe recessions in the developed countries led to large declines in exports.  In addition, policy tightening last year has started to curtail domestic spending.  Output slowed sharply in many countries and declined in Brazil, Mexico and Russia.

▪
Credit spreads on emerging market debt were very high, and international banks sharply curtailed lending to these countries.  Those actions caused some delays and cancellations in major construction projects.  As a result, sales volume declined in the developing regions of Latin America, Africa/Middle East, Commonwealth of Independent States (CIS) and Asia/Pacific.

▪	Key commodity prices held near or above investment thresholds, but producers in many countries cut production. As a result, sales of machines used in mining declined.

North America – Sales decreased $964 million, or 30 percent.

▪	Sales volume decreased $1.027 billion.

▪	Price realization increased $64 million.

▪	Currency decreased sales by $1 million.

▪	Sales volume declined as a result of the severe recession in the United States.

▪	Dealer-reported inventories were about even with the year-earlier amount in dollars, but months of supply increased.

▪	The U.S. housing industry has declined for three years. New home prices declined 15 percent over the past year, and builders held a more than one-year supply of unsold homes.

▪
Orders for nonresidential building construction declined 47 percent from a year earlier.  Factors depressing construction included weaker business profits, reduced access to credit, lower occupancy rates and declining property prices.

▪	Infrastructure-related construction declined 10 percent. State and local governments have trimmed capital spending in response to rising budget deficits and increased difficulties in issuing bonds.

▪
Lower construction contributed to a 26-percent reduction in nonmetals mining and quarry production.  The industry worked at a record-low capacity utilization, which reduced the need for machine replacements.

▪	Metals mines increased output 1 percent in response to favorable gold prices.

▪	Coal production declined about 1 percent, which appeared to result from lower utility burn, increased utility stockpiles and some slowing in exports. Spot coal prices were lower than a year earlier.

▪	Oil prices were down 56 percent from last year, which caused Canadian producers of nonconventional oil, which includes oil sands, to reduce planned capital expenditures.

EAME – Sales decreased $1.086 billion, or 46 percent.

▪	Sales volume declined $998 million.

▪	Price realization increased $6 million.

▪	Currency decreased sales by $94 million.

▪	Sales volume declined sharply due to the severe recession in Europe, the economic crisis in the CIS and the impact of lower commodity prices on sales in Africa and the Middle East.

▪	Dealers reported inventory reductions during the quarter, bringing dollar inventories about even with a year earlier. However, inventories in months of supply were much higher.

▪	The European economies continued to decline sharply in the first quarter. Poor economic conditions led to double-digit sales declines in most countries.

▪
Housing permits in the euro-zone declined through the end of last year, and U.K. housing orders dropped 52 percent in the first quarter.  Mortgage interest rates remain relatively high, unemployment is rising and home prices are declining in several countries.

▪
Nonresidential construction decreased in both the euro-zone and the United Kingdom.  Corporate bond spreads were higher than normal, business capacity utilization rates dropped and banks tightened lending standards for businesses.

▪	Machine sales declined in many countries in Africa and the Middle East. Problems included lower commodity prices, reduced access to international bank loans and lower oil production.

▪
Both Turkey and South Africa raised interest rates in 2008 to reduce inflationary pressures.  As a result, both economies have weakened.  Poor economic conditions caused machine sales to drop significantly.

▪	Sales volume in the CIS dropped by about half, the result of severe economic crises gripping Russia and Ukraine. Interest rates were higher than a year earlier, and both economies declined rapidly.

Asia/Pacific – Sales decreased $28 million, or 2 percent.

▪	Sales volume decreased $309 million.

▪	Price realization increased $12 million.

▪	Currency decreased sales by $22 million.

▪	The consolidation of Cat Japan sales added $291 million to sales.

▪	Dealers reported inventory reductions from year-end, but inventories at the end of the quarter were much higher than a year earlier in both dollars and months of supply.

▪	The regional economy slowed sharply, also contributing to reduced machine demand. Machine sales declined in most countries.

▪
Many economies in the region are highly dependent upon exports.  Severe recessions in developed economies caused exports to decline sharply; exports fell 35 percent in Indonesia, 33 percent in China and 19 percent in India.

▪
In China, lower exports and the impact of last year’s policy tightening caused the economy to slow.  Industrial production increased only 3.8 percent, down from a 16- percent increase in mid 2008.  New construction slowed, and prices of commercial properties moderated.  Those factors caused machine sales to decline.

▪	Permits for both housing and nonresidential construction dropped in Australia, with various indicators down 20 to 40 percent.

▪
The Japanese economy is in a severe recession.  In the first quarter, motor vehicle production dropped 49 percent, exports fell 48 percent and industrial production decreased 35 percent.  Machine sales declined by more than half as the dismal economy caused businesses to cut capital goods orders 40 percent.

Latin America – Sales decreased $128 million, or 16 percent.

▪	Sales volume decreased $118 million.

▪	Price realization increased $11 million.

▪	Currency decreased sales by $21 million.

▪	While dealers reported inventory reductions from year-end, inventories remained above the end of the first quarter 2008 and were up in both dollars and months of supply.

▪	The decline in dealer inventories accounted for most of the decline in our sales volume.

Engines Sales

Sales of $3.168 billion decreased $263 million, or 8 percent, from first quarter 2008.

▪	Sales volume decreased $254 million.

▪	Price realization increased $134 million.

▪	Currency decreased sales by $143 million.

▪	Geographic mix between regions (included in price realization) was $6 million unfavorable.

▪	Dealer-reported inventories were up, and months of supply increased as dealer deliveries started to decline.

North America – Sales decreased $155 million, or 13 percent.

▪	Sales volume decreased $212 million.

▪	Price realization increased $58 million.

▪	Currency decreased sales by $1 million.

▪	Sales for on-highway truck applications decreased 46 percent as a result of the decision to exit the on-highway truck business.

▪	Sales for petroleum engine applications increased 29 percent due to strong shipments into gas compression and drilling applications.

▪	Sales for industrial applications decreased 30 percent as a result of lower demand from construction and agricultural customers.

EAME – Sales decreased $96 million, or 7 percent.

▪	Sales volume decreased $29 million.

▪	Price realization increased $55 million.

▪	Currency decreased sales by $122 million.

▪	Sales for industrial applications decreased 40 percent as a result of lower demand from construction and agricultural customers.

▪
Sales for petroleum applications increased 18 percent based on strong shipments of engines used in offshore drill rigs and for production applications.  Turbine sales and turbine-related services revenues increased to support oil and gas production applications.

▪	Sales for electric power applications increased 9 percent, which was the result of turbine sales to support large power plant projects

▪	Sales for marine applications decreased 7 percent due to decreased demand in workboat and commercial vessels.

Asia/Pacific – Sales increased $55 million, or 10 percent.

▪	Sales volume increased $56 million.

▪	Price realization increased $16 million.

▪	Currency decreased sales by $17 million.

▪	Sales for petroleum applications increased 31 percent as turbine sales increased for oil and gas production applications.

▪
Sales of electric power engines increased 37 percent due to continued success of large gas generator sets sold in India, Australia and New Zealand.  In addition, generator set sales increased in Sri Lanka, Philippines and Australia.

▪	Sales for industrial applications decreased 36 percent, due to significantly lower demand from construction and mining customers.

▪	Sales for marine applications increased 13 percent, with strong demand for workboat and general-cargo vessels.

Latin America – Sales decreased $67 million, or 20 percent.

▪	Sales volume decreased $75 million.

▪	Price realization increased $11 million.

▪	Currency decreased sales by $3 million.

▪	Sales for on-highway truck applications decreased 67 percent as a result of the decision to exit the on-highway truck business.

▪	Sales of electric power engines decreased 28 percent as a result of worsening economic conditions and reduced availability of credit.

▪	Sales for petroleum applications were about the same as the first quarter of 2008.

Financial Products Revenues

Revenues of $715 million decreased $102 million, or 12 percent, from first quarter 2008.

▪	A decrease of $69 million due to the impact of lower interest rates on new and existing finance receivables was partially offset by growth in average earning assets of $17 million.

▪
Other revenues at Cat Financial decreased $37 million.  The decrease was primarily due to a $22 million write-down on retained interests related to the securitized asset portfolio and a $14 million impact from returned or repossessed equipment.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between first quarter 2008 (at left) and first quarter 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&E Redundancy includes the operating profit impact of consolidating adjustments, consolidation of Cat Japan and Machinery and Engines other operating expenses which include Machinery and Engines redundancy costs.

Operating Profit (Loss)

The first quarter reflected an operating loss of $175 million compared to an operating profit of $1.293 billion in the first quarter of 2008.  Lower sales volume and $558 million of redundancy costs were the primary reasons for the decline.

Manufacturing costs rose $330 million as a result of inefficiencies related to a sharp decline in production and higher warranty and material costs.

Selling, General and Administrative (SG&A) expenses and Research and Development (R&D) expenses declined $165 million as a result of significant cost-cutting measures.

Currency had a $57 million favorable impact on operating profit as the benefit to costs more than offset the negative impact on sales.

Redundancy costs were $558 million, and the consolidation of Cat Japan unfavorably impacted operating profit by approximately $100 million.

Operating Profit by Principal Line of Business
(Millions of dollars)	First Quarter 2009	First Quarter 2008	$ Change	% Change
Machinery [1]	$(508)	$626	$(1,134)	(181)%
Engines [1]	297	554	(257)	(46)%
Financial Products	99	195	(96)	(49)%
Consolidating Adjustments	(63)	(82)	19
Consolidated Operating Profit	$(175)	$1,293	$(1,468)	(114)%

[1]	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating loss was $508 million compared to an operating profit of $626 million in the first quarter of 2008.  Sharply lower sales volume, $355 million of redundancy costs and higher manufacturing costs were partially offset by lower SG&A expenses and improved price realization.

▪
Engines operating profit of $297 million was down $257 million, or 46 percent, from first quarter 2008.  Redundancy costs of $193 million, higher manufacturing costs and lower sales volume were partially offset by improved price realization and lower SG&A expenses.

▪
Financial Products operating profit of $99 million was down $96 million, or 49 percent, from first quarter 2008.  The decrease was primarily attributable to a $67 million impact from decreased net yield on average earning assets, a $22 million write-down on retained interests related to the securitized asset portfolio, a $14 million unfavorable impact from returned or repossessed equipment and an $11 million increase in other operating expenses primarily due to redundancy costs, partially offset by a $10 million favorable impact from higher average earning assets and a $10 million decrease in SG&A expenses.

Other Profit/Loss Items

▪	Interest expense excluding Financial Products increased $27 million as a result of higher debt. We have intentionally held more cash than usual as a result of capital market volatility.

▪
Other income/expense was income of $64 million compared with income of $122 million in first quarter 2008.  The absence of a $60 million gain on the sale of our equity investment in ASV Inc. in first quarter 2008 and $17 million of losses related to Cat Insurance’s investment portfolio were partially offset by a favorable currency impact of $34 million.

▪
The provision for income taxes in the first quarter reflects an actual effective tax rate of 37.5 percent compared to 31.3 percent for both first quarter 2008 and full-year 2008 excluding discrete items. The tax rate applied to the first-quarter loss exceeded the U.S. rate of 35 percent primarily due to the favorable impact of the U.S. research and development tax credit offsetting an unfavorable geographic mix of profits and losses from a tax perspective.

▪
Equity in profit (loss) of unconsolidated affiliated companies was income of $1 million compared with income of $11 million in first quarter 2008. The decrease is primarily related to the absence of equity profit after the consolidation of Cat Japan.

▪
Profit (loss) attributable to noncontrolling interests (formerly minority interest) favorably impacted earnings $29 million from first quarter 2008, primarily due to adding back 33 percent of Cat Japan’s losses attributable to Mitsubishi Heavy Industries.

Employment

Worldwide employment was 103,078 at the end of first quarter 2009.  Excluding the impact of consolidating Cat Japan and acquisitions, employment declined by approximately 5,900 from first quarter 2008.  Cat Japan and acquisitions added about 6,400.

Since late 2008, we have taken a variety of steps to bring our workforce in line with demand. This includes full-time Caterpillar employees who have been laid off or separated and those who have taken advantage of incentive-based voluntary plans offered by the company.  Since the end of 2008 full-time employment has declined by about 10,000.   In addition, we have long utilized a flexible workforce made up of part-time/temporary, contract and agency workers to better respond to shifts in demand.  These workers are not included in our full-time employment.  Since late 2008, we have reduced this flexible workforce by about 15,000.  Depending on business conditions, more layoffs and reductions may be required as the year unfolds.  Additional action would likely be handled with flexible and cost-effective rolling layoffs.

2009 OUTLOOK

We expect the world economy to decline about 1.3 percent and remain in recession for most of the year, making this the worst year of global growth in the postwar period.

▪	Economic activity has dropped over the past six months. While the rate of decline seems to be moderating, world economic output is likely to fall further.

▪
Governments have responded with almost $4 trillion in spending programs, with about $1.8 trillion slated for infrastructure construction.  These programs should help construction spending later this year.  In addition, we expect that governments are likely to announce additional programs.

▪
Economic problems started in August 2007 when credit spreads widened and some financial markets deteriorated.  Higher credit spreads and tighter lending standards worked to shrink the world economy to match available credit.  While credit markets have improved, credit spreads remain elevated and banks continue to tighten lending standards.

▪
Recovery will require a halt in asset price deflation and increasing available credit, which means continued easing of monetary policies.  Central banks have dropped interest rates to record lows in many countries, often near zero, and some have taken the next step of increasing money growth.

▪
Developing countries outperformed developed countries throughout this cycle, and some of these countries could be the first to recover.  In particular, China aggressively eased economic policies and has enacted infrastructure stimulus, with better growth expected in coming quarters.

▪	Commodity prices have recently strengthened and could allow producing countries, particularly those earning surpluses, to rebound quickly.

▪
Developed countries are in severe recessions and have cautiously eased policies.  The United States was the first to enter recession and should be the first developed country to recover, probably late this year.

▪	North American economies are expected to decline by at least 2.5 percent in 2009, with the United States beginning to improve late in the year.

▪
The European economy should decline nearly 2 percent this year.  Recessions in both the euro-zone and United Kingdom will likely last most of the year, making these recessions the worst in the postwar period.

▪	The Japanese economy should decline at least 3.5 percent this year, making the recession the worst in the postwar period.

▪	Economic growth in the developing economies should average about 1.5 percent in 2009, the slowest since at least 1970, and an abrupt change from more than 5-percent growth in 2008.

We expect sales and revenues to be in a range of plus or minus 10 percent around a midpoint of $35 billion.  At the midpoint, sales and revenues would be 32 percent lower than in 2008.  After adjusting for the inclusion of Cat Japan sales, the decline would be about 35 percent, the most significant one-year decline since the 1930s.

The high degree of uncertainty in the global economy makes it very difficult to forecast sales and revenues, and as a result, the outlook range is wide.  We are encouraged by the actions of central banks and governments around the world, and we are confident that these actions will help stabilize economic activity and lead to a recovery.

While we are very optimistic about longer-term growth, the timing and speed of recovery are highly uncertain.  As a result, we are implementing actions throughout the company to weather this very severe recession.

As a result of sharply declining sales and revenues, we expect 2009 profit to decline significantly from 2008.  Despite the very severe recession, we expect to be profitable, excluding redundancy costs, throughout the 2009 sales and revenues outlook range with profit per share of about $1.25 excluding redundancy costs at the $35 billion midpoint.  We expect full-year redundancy costs of about $700 million before tax, of which $558 million were in the first quarter.  Including redundancy costs we expect to earn about $0.50 per share at the midpoint.

Because the timing of economic recovery is extremely difficult to predict, it is prudent to focus on “trough” actions to weather the downturn and position the company for economic growth when it comes.  As a result, we are taking significant actions to:

▪	Lower production to levels below expected end-user demand to help dealers lower their inventories.

▪	Reduce cost levels and improve cash flow.

▪	Strengthen our financial position, significantly reduce inventory and improve liquidity.

▪	Continue to invest for the future in research and development and select new facilities.

Elements of the Outlook include:

▪
We expect to lower inventory by about $3 billion in 2009 and reduced it by $789 million in the first quarter.  Inventory management is a key element of the Caterpillar Production System using 6 Sigma, and we are pleased with the traction we are gaining.

▪	We expect dealers to reduce their new machine inventory about $2 billion. Dealers reduced their new machine inventory by about $300 million during the first quarter.

▪	Significant reduction in capital expenditures for 2009.

▪	Suspension of Caterpillar stock repurchases.

▪
Authorization by the Caterpillar Board of Directors to make voluntary contributions of approximately $650 million in Caterpillar common stock to U.S. pension plans to improve the funded status of the plans.

▪	Maintenance of a high level of cash as a result of volatile credit markets.

▪	We are forecasting improved price realization for 2009 and realized $225 million in the first quarter.

▪	Overall material costs for 2009 are expected to be about the same as 2008.

▪	Sharp declines in overtime work. Factory overtime is a key element of volume flexibility, and many facilities were working high levels of overtime throughout most of 2008.

▪	Thousands of employees at facilities around the world are being affected by temporary layoffs and full- and partial-plant shutdowns.

▪	Suspension of salary increases for most support and management employees.

▪	Elimination of short-term incentive compensation based on the current profit outlook range.

▪	Significant reductions in total compensation for executives/senior managers.

▪
Excluding Cat Japan, Machinery and Engines SG&A expenses are expected to decline more than 20 percent.  Research and development expenses are forecast to decline about 15 percent with spending in 2009 primarily focused on new products to meet Tier 4 regulatory emissions requirements and other key product development programs.

▪
Financial Products profit before tax is expected to decline by about 40 percent in 2009 as a result of higher liquidity costs and the resulting tighter spreads between the cost of borrowing and Cat Financial’s lending rates.

QUESTIONS AND ANSWERS

Economy / Sales

Q1:	What are your expectations for U.S. housing?

A:
Home prices are still declining, and mortgage interest rates hit a record low.  As a result, housing affordability is the best on record.  We expect mortgage interest rates will decline further, which should lead to a recovery in housing starts in the last half of the year.  The weak start to the year means 2009 starts will likely be less than 700 thousand units, and 2009 will replace 2008 as the worst year for housing since 1945.

Q2:
It appears that many commodity prices are higher than you expected in the 2009 outlook issued with your year-end release.  What are your current expectations for 2009, and how are higher commodity prices impacting your outlook for Machinery and Engines sales?

A:
Commodity prices have held up better than we expected, and some are at prices that normally would be attractive for investment.  In recent months, however, many producers have cut or delayed investment projects due to the worldwide recession and tighter credit.  We expect that producers will remain cautious about investing until credit conditions improve and the world economy strengthens.

Q3:	With key commodity prices much better than previously expected and with the passage of the U.S. stimulus package, why is your full-year sales and revenues outlook worse than you expected in January?

A:
We believe the overall economic environment has deteriorated, despite better than expected commodity prices and the introduction of significant stimulus packages in many countries.  First, credit conditions remained tight in the first quarter, delaying the start of any recovery by about a quarter.  Second, economic indicators suggest the world economy was in a more severe recession than expected in the first quarter.  These factors caused us to change our 2009 outlook for the world economy from no growth to a 1.3 percent decline.  A worse-than-expected start to the year, along with a delayed recovery, required the downward adjustment to the sales and revenues forecast.

Q4:	What is the forecast for economic growth in China, and how is the China stimulus package expected to impact Caterpillar?

A:
In addition to the stimulus package, the central bank reduced interest rates to match the 2004 low, and money growth has accelerated.  We project these actions will allow the Chinese economy to grow at a rate of more than 7.5 percent in 2009, and construction activity should rebound later in the year.

Q5:	How do you expect the U.S. stimulus package to impact Caterpillar?

A:
The stimulus package does increase funding for infrastructure, but we think the impact on total construction spending will be fairly limited.  Up to $70 billion could be disbursed in 2009 and that would represent about 6.5 percent of last year's total construction spending.  We do not expect this increase to offset steep declines in private construction spending.

The infrastructure portion of the stimulus package was disappointing in that it was less aggressive than other countries and missed an opportunity to correct past underinvestment in U.S. infrastructure.  For example, China, with an economy one-third the size of the United States, is allocating over three times as much for infrastructure and initial results from this package look promising.

Q6:	Please update your expectation for dealer inventories in 2009.

A:
Worldwide dealer machine inventories declined about $300 million from year-end 2008.  Dealers usually increase inventories during the first quarter in preparation for what is usually a seasonally higher level of sales to end-users in the spring and summer.  Declining inventories in the first quarter of 2009 reflect aggressive actions by dealers to lower their inventories.  As a point of reference, dealers increased machine inventories during the first quarter last year by about $700 million.

We expect the pace of dealer inventory reduction to be higher during the remainder of 2009, and for the full year, we expect dealers to reduce machine inventories by about $2 billion.

Q7:	Can you address the current sales backlog and expectations for large engines and turbines?

A:
The order backlog for turbines for 2009 shipment remains strong due to equipment order lead times.  Reciprocating engine backlogs have decreased as order rates remain depressed in all industries and cancellations continue.  We are adjusting production plans to address the weak demand environment and have been able to improve product availability.  We anticipate weaker reciprocating engine sales in 2009 and will adjust production schedules as needed.

Q8:	How are your "Integrated Service Businesses" performing given the economic downturn?

A:
As these businesses provide services or contain an important service component, they tend to be more stable through the business cycle than new machines and engines.  Although volume declined for these businesses during the first quarter, it was much less than the decline in sales and revenues for the company in total.

Costs / Employment

Q9:	Do you expect to announce more reductions in force in response to the drop in your full-year sales outlook?

A:
We are adjusting the workforce as production levels change, and in this uncertain environment further reductions may be necessary.  Additional action would likely be handled with flexible and cost-effective rolling layoffs.

Q10:	There were $558 million of redundancy costs in the first quarter; how much more do you expect in 2009?

A:
At this point, we are expecting that full-year redundancy costs will be about $700 million.  That’s higher than we expected at the time of our year-end 2008 financial release.  Since then the outlook for sales and revenues has declined, and production levels are lower.  That has necessitated more employment reductions and somewhat higher redundancy costs.

Redundancy will be a considerable expense in 2009.  However, it is the right thing to do for our people. This is an extremely difficult time for employees affected by this severe economic downturn, and providing them with financial assistance is important.

Q11:	Why do you believe material costs will be flat with 2008? What are you doing to manage your material costs?

A:
We are encouraged by material costs in the first quarter.   While material costs were up from the first quarter of 2008, costs improved from the fourth quarter.  We have been proactive in managing material costs and are pursuing a number of specific focused initiatives we started in 2008 to:

-	Optimize the supply base and increase collaboration.
-	Standardize specifications across product families.
-	Reduce process waste, resulting in better utilization of raw materials.
-	Reduce or eliminate commodity surcharges as prices have fallen.
-	Strategically in-source work that was previously done outside.

In addition, focused cross-functional teams were deployed in the first quarter of 2009 to drive additional short-term material cost reduction in 2009 and to better position us for 2010.  Even with all these efforts and the good news they have generated, the remainder of 2009 has continuing uncertainty surrounding:

-	Commodity prices, which have recently increased.
-	Bracket pricing due to lower volumes.
-	The impact of purchases given inventory in the pipeline.
-	Overall economic recovery.

Accordingly, we are currently expecting direct material costs to be about flat with 2008.

Machinery and Engines Cash Flow / Financial Position

Q12:	Outside of Cat Financial, what’s Caterpillar’s recent experience with debt markets? Do you have access to capital?

A:
We have had excellent access to capital.  The Caterpillar Inc. bond issuance in December had high investor demand despite adverse market conditions.  Since then, debt markets have improved.  In addition, the commercial paper markets are extremely favorable with continued high investor demand for Caterpillar Inc. commercial paper at very attractive pricing levels.

Q13:	There seems to be more cash than usual on your balance sheet, can you explain why? Do you expect this to continue throughout the year?

A:
Consolidated cash and short-term investments at the end of the quarter were $3.566 billion.  We are intentionally carrying more cash than usual due to capital market volatility and to support enhanced liquidity needs in the current environment.  We plan to continue this practice until we see more normal capital markets.

Q14:	Inventory dropped $789 million during the first quarter. Do you expect further reductions this year?

A:
We expect to lower inventory by about $3 billion in 2009 and achieved a reduction of $789 million in the first quarter.  Inventory management is a key element of the Caterpillar Production System using 6 Sigma, and we are pleased with the traction we are gaining.

Q15:
In the 2009 outlook you mentioned that the Board authorized the use of Caterpillar common stock for pension funding and you expect the contribution to be about $650 million.  Why are you doing this and how dilutive will it be?

A:
To proactively address funding obligations, we expect to contribute approximately $1 billion to our pension plans (in the U.S. and abroad) in 2009.  To provide greater financial flexibility, we are planning to make voluntary contributions of approximately $650 million in Caterpillar common stock.  Any company stock contribution will be made to the U.S. pension plans and is not expected to exceed 25 million shares.  A contribution of 25 million shares would represent a 4.2 percent increase in the total number of shares outstanding from the 602 million shares outstanding at the end of first quarter.

Funding the U.S. pension plans partially with company stock will have a positive impact on the funded status of the plans and the company’s cash flow and improve the company’s debt-to-capital ratio.  To the extent that the plan fiduciaries decide to retain the stock, the plans will benefit from future dividends and any stock price appreciation.  Historically, Caterpillar stock has outperformed the S&P 500 following a recession.

Q16:	Will the company decrease its dividend in 2009?

A:
Each quarter, the Board of Directors reviews the company’s dividend and determines whether to increase, maintain or decrease the dividend for the applicable quarter.  On a quarterly basis, the Board will evaluate the financial condition of the company and consider the economic outlook, corporate cash flow, the company’s liquidity needs, and the health and stability of global credit markets to determine whether to maintain or change the quarterly dividend.  Decreasing or suspending the quarterly dividend are potential actions which could be triggered to improve liquidity and will be reviewed and analyzed as the company focuses on “trough” management to weather the global economic recession.

Financial Products

Q17:	Give us an update on the quality of Cat Financial’s asset portfolio. How are past dues, credit losses and allowances?

A:
Key portfolio metrics continued to show increasing signs of stress due to global economic conditions.  At the end of the first quarter, past dues were 5.44 percent compared with 3.88 percent at the end of 2008 and 2.81 percent at the end of first quarter 2008.  Past dues increased during the first quarter in all geographic areas, with the largest increases in Europe and Latin America.  We expect there will be continued pressure on past dues throughout the remainder of 2009.

Bad debt write-offs, net of recoveries, were $47 million for the first quarter of 2009 compared with $20 million for the first quarter of 2008.  This increase was primarily driven by adverse economic conditions in North America.  As a percentage of Cat Financial's average retail portfolio, we expect that bad debt write-offs through the remainder of 2009 will be higher than in 2008 and slightly higher than the previous trough rate of 0.69 percent of the average retail portfolio experienced in 2002.

At the end of the first quarter 2009, Cat Financial's allowance for credit losses totaled $382 million, an increase of $8 million compared to the $374 million allowance for credit losses in the first quarter of 2008.  The $8 million allowance increase resulted from a $23 million increase in the allowance rate offset by a $15 million decrease due to a reduction in the overall net finance receivable portfolio.

Q18:
How do these asset quality metrics compare with prior recessions in the early 2000s and the early 1990s?  Do you believe that Cat Financial’s loss reserves are in line with past dues and expected credit losses?

A:
As historical comparisons, total Cat Financial past dues during the last U.S. recessions were 4.78 percent at the end of the first quarter of 2002 and 4.05 percent in March of 1991.  Total write-offs, net of recoveries, for the full-year of 2002 were 0.69 percent of our average retail portfolio, or slightly lower than the annualized first quarter 2009 rate of 0.74 percent. Cat Financial's allowance for credit losses, totaling $382 million at the end of the first quarter of 2009, is appropriate for the current and expected global economic environment.  The first quarter 2009 allowance for credit losses was 1.50 percent of net finance receivables compared with the full-year 2002 average rate of 1.47 percent.

Q19:
Are used equipment prices continuing to fall and how does that impact lease residual values?  Can you quantify lease residual values on Cat Financial’s balance sheet at the end of the quarter?   How often are residuals on leases tested for impairment?

A:
Residuals are established by model based on a range of factors including:  the application, expected usage, lease term, past remarketing experience and used equipment price trends.  While in general used equipment prices are trending lower, Cat Financial believes that its current lease residual values are appropriate.  Over the past 10 years, Cat Financial's gain or loss on terminations has not been significant and has averaged about 1 percent of Cat Financial's profit before tax.

At the end of the first quarter, Cat Financial had unguaranteed lease residuals of about $2 billion on contracts that mature over several years.  Cat Financial reviews residual values at a minimum on an annual basis and more frequently as market conditions dictate.  At present, Cat Financial is reviewing residuals on a quarterly basis in the United States and Canada, which comprise the majority of current residual exposure.

Q20:	Has Cat Financial made any significant changes to its underwriting standards on new business?

A:
Cat Financial has historically maintained conservative lending practices and remains focused on supporting the sale of Caterpillar products.  In response to the recent global economic decline, revised underwriting standards and down payment requirements were implemented in the fourth quarter of 2008 based on customer risk profiles.

Q21:	How much commercial paper does Cat Financial have, and is it backing up its commercial paper with bank lines?

A:
Cat Financial has maintained access to commercial paper (CP) markets throughout the first quarter of 2009.  A total of $2.9 billion in Cat Financial global CP was outstanding at quarter-end, compared with $5.2 billion at year-end 2008.  In addition to Cat Financial CP outstanding, we guarantee $0.4 billion of CP issued by a Caterpillar dealer cooperative.  Of Cat Financial’s CP outstanding at quarter-end, 55 percent had remaining maturities of one month or greater.  While Cat Financial operated with lower than average CP balances in the first quarter of 2009, market access remained good in the United States, Canada and Europe with attractive pricing levels.  For example, during the first quarter Cat Financial issued 30-day CP in the United States at an average rate of 0.3 percent APR, in Canada at an average rate of 1.1 percent APR and in Europe at an average rate of 1.2 percent APR.  Commercial Paper access in Australia and Japan has been much more limited and at varying price levels.

A revolving credit facility totaling $6.85 billion is shared jointly with Caterpillar Inc. and serves to back up 100 percent of Cat Financial CP issuance.  A total of $5.85 billion of this facility is allocated to Cat Financial.  In addition, an incremental 364-day revolving credit facility totaling $1.3 billion, shared jointly with Caterpillar Inc., was closed in the first quarter of 2009.

Q22:	Has Cat Financial maintained funding access to cover maturing debt?

A:
Cat Financial has continued to maintain access to ample funding through a broad and diverse funding program.  At year-end 2008, $5.0 billion in long-term debt was scheduled to mature in 2009.  During the first quarter of 2009, Cat Financial issued $3.0 billion in U.S. medium-term notes and an additional $0.5 billion in U.S. retail notes.  With cash flow from the portfolio and high cash balances, Cat Financial does not anticipate the need to issue additional term debt during the remainder of the year.  However, we may issue additional term debt to maintain our liquidity position.

Q23:	Are you participating in any of the U.S. government’s debt programs?

A:
Cat Financial is eligible to participate in the Commercial Paper Funding Facility (CPFF) provided through the Federal Reserve as an A-1/P-1 short-term rated CP issuer.  However, it is not participating in this program given the attractive CP pricing it is able to achieve in the public market.  With the addition of construction equipment as an eligible asset class under the Term Asset-Backed Securities Loan Facility (TALF) program, Cat Financial now also qualifies under this program available through the New York Federal Reserve.

Q24:	What’s the status of the debt covenants related to the revolving credit facilities that back up commercial paper?

A:
Cat Financial was compliant with all revolving credit facility covenants in the first quarter of 2009.  The quarterly interest coverage ratio achieved was 1.24 to 1, compared to a minimum covenant requirement of 1.15 to 1.  Cat Financial’s leverage ratio at quarter-end was 7.70 to 1, compared to the maximum allowable covenant leverage ratio of 10 to 1.

GLOSSARY OF TERMS

1.
Caterpillar Japan Ltd. (Cat Japan) – A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one-half of MHI's shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.

2.
Caterpillar Production System (CPS) – The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

3.	Consolidating Adjustments – Eliminations of transactions between Machinery and Engines and Financial Products.
4.
Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.
Debt-to-Capital Ratio – A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Engines debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Engines debt, redeemable noncontrolling interest and stockholders' equity.

6.	EAME – Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
7.	Earning Assets – Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
8.
Engines – A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 10 to 21,700 horsepower (8 to more than 16 000 kilowatts).  Turbines range from 1,600 to 30,000 horsepower (1 200 to 22 000 kilowatts).

9.
Financial Products – A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.  Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

10.
Integrated Service Businesses – A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

11.	Latin America – Geographic region including Central and South American countries and Mexico.
12.
Machinery – A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

13.
Machinery and Engines (M&E) – Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

14.
Manufacturing Costs – Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.	Machinery and Engines Other Operating Expenses – Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and employee redundancy costs.
16.
Price Realization – The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

17.
Redundancy Costs – Costs related to employment reduction including employee severance charges, pension and other postretirement benefit plan curtailments and settlements and healthcare and supplemental unemployment benefits.

18.
Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

19.
6 Sigma – On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities.  At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain.  It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams.  At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substitutes for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the first quarter of 2009 we incurred redundancy costs of $558 million before tax related to employment reductions in response to the global recession.  We believe it is important to separately quantify the profit per share impact of redundancy costs in order for our first quarter 2009 and 2009 outlook to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share is as follows:

	First Quarter 2009	2009 Outlook Midpoint*
Profit (Loss) per share	$(0.19)	$0.50
Per share redundancy costs	$0.58	$0.75
Profit per share excluding redundancy costs	$0.39	$1.25
* 2009 Sales and Revenues of $35 billion.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 29-32 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100 (Office) or (309) 360-7311 (Mobile)
mail to:Dugan_Jim@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended
	March 31,
	2009	2008
Sales and revenues:
Sales of Machinery and Engines	$8,510	$10,979
Revenues of Financial Products	715	817
Total sales and revenues	9,225	11,796

Operating costs:
Cost of goods sold	7,027	8,609
Selling, general and administrative expenses	882	959
Research and development expenses	388	369
Interest expense of Financial Products	279	284
Other operating (income) expenses	824	282
Total operating costs	9,400	10,503

Operating profit (loss)	(175)	1,293

Interest expense excluding Financial Products	101	74
Other income (expense)	64	122

Consolidated profit (loss) before taxes	(212)	1,341

Provision (benefit) for income taxes	(80)	420
Profit (loss) of consolidated companies	(132)	921

Equity in profit (loss) of unconsolidated affiliated companies	1	11

Profit (loss) of consolidated and affiliated companies	(131)	932

Less: Profit (loss) attributable to noncontrolling interests	(19)	10

Profit (loss) [1]	$(112)	$922

Profit (loss) per common share	$(0.19)	$1.49

Profit (loss) per common share – diluted [2]	$(0.19)	$1.45

Weighted average common shares outstanding (millions)
- Basic	602.1	617.5
- Diluted [2]	602.1	637.9

Cash dividends declared per common share	$—	$—

[1]	Profit (loss) attributable to common stockholders.
[2]
2008 diluted by assumed exercise of stock-based compensation awards using the treasury stock method.  In 2009, the assumed exercise of stock-based compensation awards was not considered because the impact would be anti-dilutive.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)
	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$3,566	$2,736
Receivables - trade and other	7,779	9,397
Receivables - finance	8,287	8,731
Deferred and refundable income taxes	1,300	1,223
Prepaid expenses and other current assets	748	765
Inventories	7,992	8,781
Total current assets	29,672	31,633

Property, plant and equipment – net	12,342	12,524
Long-term receivables - trade and other	1,035	1,479
Long-term receivables - finance	13,597	14,264
Investments in unconsolidated affiliated companies	92	94
Noncurrent deferred and refundable income taxes	3,219	3,311
Intangible assets	492	511
Goodwill	2,256	2,261
Other assets	1,735	1,705
Total assets	$64,440	$67,782

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$1,174	$1,632
-- Financial Products	4,887	5,577
Accounts payable	3,340	4,827
Accrued expenses	3,799	4,121
Accrued wages, salaries and employee benefits	827	1,242
Customer advances	1,700	1,898
Dividends payable	—	253
Other current liabilities	998	1,027
Long-term debt due within one year:
-- Machinery and Engines	469	456
-- Financial Products	4,895	5,036
Total current liabilities	22,089	26,069

Long-term debt due after one year:
-- Machinery and Engines	5,705	5,736
-- Financial Products	17,761	17,098
Liability for postemployment benefits	9,755	9,975
Other liabilities	2,281	2,190
Total liabilities	57,591	61,068

Redeemable noncontrolling interest	513	524

Stockholders' equity
Common stock	3,086	3,057
Treasury stock	(11,214)	(11,217)
Profit employed in the business	19,694	19,826
Accumulated other comprehensive income	(5,332)	(5,579)
Noncontrolling interests	102	103
Total stockholders' equity	6,336	6,190
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$64,440	$67,782

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)
	Three Months Ended
	March 31,
	2009	2008
Cash flow from operating activities:
Profit (loss)	$(112)	$922
Adjustments for non-cash items:
Depreciation and amortization	534	472
Other	87	128
Changes in assets and liabilities:
Receivables – trade and other	1,622	(455)
Inventories	764	(864)
Accounts payable and accrued expenses	(1,727)	463
Customer advances	(179)	165
Other assets – net	48	78
Other liabilities – net	(142)	(203)
Net cash provided by (used for) operating activities	895	706
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(224)	(343)
Expenditures for equipment leased to others	(221)	(302)
Proceeds from disposals of property, plant and equipment	208	122
Additions to finance receivables	(1,789)	(3,062)
Collections of finance receivables	2,450	2,301
Proceeds from sale of finance receivables	27	46
Investments and acquisitions (net of cash acquired)	—	(19)
Proceeds from sale of available-for-sale securities	87	104
Investments in available-for-sale securities	(58)	(160)
Other – net	23	192
Net cash provided by (used for) investing activities	503	(1,121)
Cash flow from financing activities:
Dividends paid	(253)	(223)
Common stock issued, including treasury shares reissued	—	27
Payment for stock repurchase derivative contracts	—	(38)
Treasury shares purchased	—	(692)
Excess tax benefit from stock-based compensation	—	13
Proceeds from debt issued (original maturities greater than three months)	4,818	3,920
Payments on debt (original maturities greater than three months)	(3,321)	(3,520)
Short-term borrowings (original maturities three months or less)-net	(1,779)	554
Net cash provided by (used for) financing activities	(535)	41
Effect of exchange rate changes on cash	(33)	29
Increase (decrease) in cash and short-term investments	830	(345)
Cash and short-term investments at beginning of period	2,736	1,122
Cash and short-term investments at end of period	$3,566	$777

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines [1]	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$8,510	$8,510	$—	$—
Revenues of Financial Products	715	—	796	(81)	[2]
Total sales and revenues	9,225	8,510	796	(81)

Operating costs:
Cost of goods sold	7,027	7,027	—	—
Selling, general and administrative expenses	882	760	125	(3)	[3]
Research and development expenses	388	388	—	—
Interest expense of Financial Products	279	—	282	(3)	[4]
Other operating (income) expenses	824	546	290	(12)	[3]
Total operating costs	9,400	8,721	697	(18)

Operating profit (loss)	(175)	(211)	99	(63)

Interest expense excluding Financial Products	101	114	—	(13)	[4]
Other income (expense)	64	34	(20)	50	[5]

Consolidated profit (loss) before taxes	(212)	(291)	79	—

Provision (benefit) for income taxes	(80)	(99)	19	—
Profit (loss) of consolidated companies	(132)	(192)	60	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products' subsidiaries	—	56	—	(56)	[6]

Profit (loss) of consolidated and affiliated companies	(131)	(135)	60	(56)

Less: Profit (loss) attributable to noncontrolling interests	(19)	(23)	4	—

Profit (loss) [7]	$(112)	$(112)	$56	$(56)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3]	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5]	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines [1]	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$10,979	$10,979	$—	$—
Revenues of Financial Products	817	—	912	(95)	[2]
Total sales and revenues	11,796	10,979	912	(95)

Operating costs:
Cost of goods sold	8,609	8,609	—	—
Selling, general and administrative expenses	959	832	134	(7)	[3]
Research and development expenses	369	369	—	—
Interest expense of Financial Products	284	—	286	(2)	[4]
Other operating (income) expenses	282	(11)	297	(4)	[3]
Total operating costs	10,503	9,799	717	(13)

Operating profit (loss)	1,293	1,180	195	(82)

Interest expense excluding Financial Products	74	74	—	—	[4]
Other income (expense)	122	21	19	82	[5]

Consolidated profit (loss) before taxes	1,341	1,127	214	—

Provision (benefit) for income taxes	420	350	70	—
Profit (loss) of consolidated companies	921	777	144	—

Equity in profit (loss) of unconsolidated affiliated companies	11	11	—	—
Equity in profit of Financial Products' subsidiaries	—	139	—	(139)	[6]

Profit (loss) of consolidated and affiliated companies	932	927	144	(139)

Less: Profit (loss) attributable to noncontrolling interests	10	5	5	—

Profit (loss) [7]	$922	$922	$139	$(139)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3]	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5]	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Cash Flow For The Three Months Ended March 31, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines [1]	Products	Adjustments
Cash flow from operating activities:
Profit (loss)	$(112)	$(112)	$56	$(56)	[2]
Adjustments for non-cash items:
Depreciation and amortization	534	354	180	—
Undistributed profit of Financial Products	—	(56)	—	56	[3]
Other	87	170	(88)	5	[4]
Changes in assets and liabilities:
Receivables - trade and other	1,622	718	104	800	[4,5]
Inventories	764	764	—	—
Accounts payable and accrued expenses	(1,727)	(1,703)	(38)	14	[4]
Customer advances	(179)	(179)	—	—
Other assets - net	48	(143)	170	21	[4]
Other liabilities - net	(142)	(133)	8	(17)	[4]
Net cash provided by (used for) operating activities	895	(320)	392	823
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(224)	(224)	—	—
Expenditures for equipment leased to others	(221)	—	(222)	1	[4]
Proceeds from disposals of property, plant and equipment	208	24	184	—
Additions to finance receivables	(1,789)	—	(5,795)	4,006	[5]
Collections of finance receivables	2,450	—	6,887	(4,437)	[5]
Proceeds from sale of finance receivables	27	—	420	(393)	[5]
Net intercompany borrowings	—	401	(1,465)	1,064	[6]
Investments and acquisitions (net of cash acquired)	—	—	—	—	[7]
Proceeds from sale of available-for-sale securities	87	2	85	—
Investments in available-for-sale securities	(58)	(2)	(56)	—
Other - net	23	15	(12)	20	[7]
Net cash provided by (used for) investing activities	503	216	26	261
Cash flow from financing activities:
Dividends paid	(253)	(253)	—	—
Common stock issued, including treasury shares reissued	—	—	20	(20)	[7]
Payment for stock repurchase derivative contracts	—	—	—	—
Treasury shares purchased	—	—	—	—
Excess tax benefit from stock-based compensation	—	—	—	—
Net intercompany borrowings	—	1,465	(401)	(1,064)	[6]
Proceeds from debt issued (original maturities greater than three months)	4,818	121	4,697	—
Payments on debt (original maturities greater than three months)	(3,321)	(205)	(3,116)	—
Short-term borrowings (original maturities three months or less)-net	(1,779)	(393)	(1,386)	—
Net cash provided by (used for) financing activities	(535)	735	(186)	(1,084)
Effect of exchange rate changes on cash	(33)	(30)	(3)	—
Increase (decrease) in cash and short-term investments	830	601	229	—
Cash and short-term investments at beginning of period	2,736	1,517	1,219	—
Cash and short-term investments at end of period	$3,566	$2,118	$1,448	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7]	Change in investment and common stock related to Financial Products.

Caterpillar Inc. Supplemental Data for Cash Flow For The Three Months Ended March 31, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines[1]	Products	Adjustments
Cash flow from operating activities:
Profit (loss)	$922	$922	$139	$(139)	[2]
Adjustments for non-cash items:
Depreciation and amortization	472	283	189	—
Undistributed profit of Financial Products	—	(139)	—	139	[3]
Other	128	100	(70)	98	[4]
Changes in assets and liabilities:
Receivables - trade and other	(455)	(289)	44	(210)	[4,5]
Inventories	(864)	(864)	—	—
Accounts payable and accrued expenses	463	342	34	87	[4]
Customer advances	165	165	—	—
Other assets - net	78	128	(13)	(37)	[4]
Other liabilities - net	(203)	(240)	5	32	[4]
Net cash provided by (used for) operating activities	706	408	328	(30)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(343)	(340)	(3)	—
Expenditures for equipment leased to others	(302)	—	(303)	1	[4]
Proceeds from disposals of property, plant and equipment	122	9	113	—
Additions to finance receivables	(3,062)	—	(8,846)	5,784	[5]
Collections of finance receivables	2,301	—	7,664	(5,363)	[5]
Proceeds from sale of finance receivables	46	—	442	(396)	[5]
Net intercompany borrowings	—	190	2	(192)	[6]
Investments and acquisitions (net of cash acquired)	(19)	(23)	—	4	[7]
Proceeds from sale of available-for-sale securities	104	7	97	—
Investments in available-for-sale securities	(160)	(5)	(155)	—
Other - net	192	118	74	—	[7]
Net cash provided by (used for) investing activities	(1,121)	(44)	(915)	(162)
Cash flow from financing activities:
Dividends paid	(223)	(223)	—	—
Common stock issued, including treasury shares reissued	27	27	—	—	[7]
Payment for stock repurchase derivative contracts	(38)	(38)	—	—
Treasury shares purchased	(692)	(692)	—	—
Excess tax benefit from stock-based compensation	13	13	—	—
Net intercompany borrowings	—	(2)	(190)	192	[6]
Proceeds from debt issued (original maturities greater than three months)	3,920	62	3,858	—
Payments on debt (original maturities greater than three months)	(3,520)	(98)	(3,422)	—
Short-term borrowings (original maturities three months or less)-net	554	164	390	—
Net cash provided by (used for) financing activities	41	(787)	636	192
Effect of exchange rate changes on cash	29	25	4	—
Increase (decrease) in cash and short-term investments	(345)	(398)	53	—
Cash and short-term investments at beginning of period	1,122	862	260	—
Cash and short-term investments at end of period	$777	$464	$313	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7]	Change in investment and common stock related to Financial Products.